BMC Names Michael McGaugh Chief Operating Officer

Atlanta, GA – January 19, 2017 – BMC Stock Holdings, Inc. (Nasdaq: BMCH) (“BMC” or the “Company”), a leading provider of diversified lumber and building materials and solutions to new construction builders and professional remodelers in the U.S., announced today that Michael (“Mike”) McGaugh will join the organization on February 20, 2017 as its Chief Operating Officer. In this newly created role, Mr. McGaugh will have full P&L responsibility for all Field Operations and lead the Company’s Safety, Supply Chain, Operations Support and Purchasing Departments.

“I am very pleased to welcome Mike to our team,” said Peter Alexander, President and CEO of BMC. “His wealth of knowledge and experience, combined with his enthusiasm for success, will help advance our strategies to drive sustained profit growth. In addition, I expect Mike’s leadership capabilities to help further our efforts to become the solutions provider of choice for builders and professional remodelers in the residential housing market.”

Mr. McGaugh added, “I am very excited to join BMC. Its innovative culture, dedication to exceeding customer needs and advantageous positioning in high growth markets make it the right choice for customers in the professional construction and remodeling space. In addition, the team’s differentiated solutions and product offerings, coupled with the Company’s strong balance sheet, create tremendous prospects for growth. As such, I am thrilled to be a part of the team.”

Mr. McGaugh brings more than two decades of experience and a proven track record of success to BMC. Most recently, he served as Global Director and Leader of the Integration Management Office for the proposed Dow / E.I. du Pont de Nemours merger. Before that and during his more than 20-year tenure with The Dow Chemical Company, Mr. McGaugh held numerous leadership and operational roles, including serving as the North American and then EMEA regional Vice President and General Manager of Dow Building Solutions, a well-recognized player in the Building and Construction space.

Mr. McGaugh received a B.S. degree in Chemistry from Texas State University and an M.B.A. from Harvard Business School.

About BMC Stock Holdings, Inc.
Headquartered in Atlanta, Georgia, BMC is one of the nation’s leading providers of diversified building products and services to professional builders and professional remodelers in the residential housing market. The Company’s comprehensive portfolio of products and services spans building materials, including millwork and structural component manufacturing capabilities, consultative showrooms and design centers, value-added installation management and an innovative eBusiness platform capable of supporting all of our customers’ needs. BMC serves 42 metropolitan areas across 17 states, principally in the fast-growing South and West regions.

Investor Relations Contact
BMC Stock Holdings, Inc.
Carey Phelps
(919) 431-1160